Exhibit 99.1

HealthLynked Corporation Announces $2M Equity Investment

Naples, FL March 2, 2021 – HealthLynked Corp. (OTCQB: HLYK), a global healthcare network focused on care management of its members and a provider of healthcare technologies that connects doctors, patients, and medical data, today announced that a local family office from Naples, Florida has made a $2,000,000 equity investment in the company.

The company has reached many significant milestones in the past several months, including the following:

●	A 59% increase in revenues in the September 30, 2020 year-to-date period compared to the same period of 2019, even with the generally negative impact of COVID-19 on the healthcare services industry

●	$768,000 in shared savings revenue and a fourfold growth in covered Medicare beneficiaries in the company’s Accountable Care Organization business

●	Completed the acquisition of MedOfficeDirect, LLC in October 2020

●	Launched Oohvie, a proprietary app focused on female health, in October 2020

●	Relocated the corporate headquarters to the Arthrex Campus in November 2020

●	In January 2021, announced the expansion of the women’s health business and the planned launch of Telemedicine in March 2021

●	In January 2021, announced conversion of $1.3 million of debt to equity, further strengthening the balance sheet

●	In January 2021, announced the upcoming Healthcare Summit “the Future of Healthcare” to be held at the Arthrex campus

●	In February 2021, HealthLynked announced the launch of CareLynk and athenahealth marketplace platform

Dr. Michael Dent, HealthLynked’s CEO, stated “We are incredibly pleased to have the support of a Naples based local family office, and they have indicated a strong interest to make an additional investment at the time of our planned up-listing to the Nasdaq exchange. Naples is a great community and home to many innovative leaders across a wide range of industries. I am excited to have the support from the community in which HealthLynked is located and is working to improve healthcare for both the local community and for patients worldwide.”

George O’Leary, HealthLynked’s CFO added, “This investment significantly increases HealthLynked’s net equity, moving us that much closer to our plan to up-list to Nasdaq, provides us with working capital, and gives us the ability to take advantage of strategic opportunities.”

About HealthLynked Corp.

HealthLynked Corp. provides a solution for both patient members and providers to improve healthcare through the efficient exchange of medical information. The HealthLynked Network is a cloud-based platform that allows members to connect with their healthcare providers and take more control of their healthcare. Members enter their medical information, including medications, allergies, past surgeries and personal health records, in one convenient online and secure location, free of charge. Participating healthcare providers can connect with their current and future patients through the system. Benefits to in-network providers include the ability to utilize the HealthLynked patent pending patient access hub “PAH” for patient analytics. Other benefits for preferred providers include HLYK marketing tools to connect with their active and inactive patients to improve patient retention, access more accurate and current patient information, provide more efficient online scheduling and to fill last minute cancelations using the Company’s “real time appointment scheduling” all within its mobile application. Preferred providers pay a monthly fee to access these HealthLynked services. For additional information about HealthLynked Corp., please visit www.healthlynked.com and connect with HealthLynked on Twitter, Facebook, and LinkedIn.

Forward Looking Statements

Forward-Looking Statements in this press release, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Our actual results, including as a result of any acquisitions, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by our management, and us are inherently uncertain. We caution you not to place undue reliance on any forward-looking statements, which are made as of the date of this press release. We undertake no obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. Certain risks and uncertainties applicable to our operations and us are described in the “Risk Factors” section of our most recent Annual Report on Form 10-K and in other filings we have made with the U.S. Securities and Exchange Commission. These reports are publicly available at www.sec.gov.

Contacts:

George O’Leary

Chief Financial Officer

goleary@healthlynked.com

(800) 928-7144, ext. 103

William Hayde

Capital Markets Strategist

bhayde@healthlynked.com

(631) 403-4337

Investor Relations Contacts:

Jim Hock

Hanover International Inc.

jh@hanoverintlinc.com

(760) 564-7400